Exhibit 10.1

EFFECTIVE DATE

June 1, 2013 to May 31, 2014

NAMED EXECUTIVE OFFICER COMPENSATION PLAN

This compensation plan is made up of three components. For purposes of this plan, the title “Named Executive Officer” refers to those individuals who have been identified as such by the Chief Executive Officer and approved by the Board of Directors. In addition, this plan and its components are based on the performance of National American University Holdings, Inc. (“NAUH”).

Component 1: BASE PAY COMPUTATION

The Board of Directors, in consultation with the chief executive officer/CEO, will determine the specific base salary of the Named Executive Officer positions. Additional factors which may be considered in determining the actual base salary include, but are not limited to, experience level, educational level, assessment of satisfactory performance, years of service, and performance expectations for the upcoming year.

Component 2: QUARTERLY ACHIEVEMENT OF ORGANIZATIONAL OBJECTIVES

The second component of the compensation plan will be based on achievement of specific quarterly organizational objectives (the “Additional Quarterly Compensation”). The Additional Quarterly Compensation will be based on NAUH quarterly pre-tax profit margin and objectives related to institutional effectiveness. The amount of the Additional Quarterly Compensation will be calculated quarterly by taking the appropriate percentage multiplied by the Named Executive Officer’s current annual base salary. The Named Executive Officer will receive a percentage of his/her annual base salary each quarter based on achieving the objectives listed below.

Quarterly Objective	Percentage of Annual Base Salary	Description
1	10% per quarter	For achieving the approved budgeted NAUH pre-tax profit margin for the quarter.

	5% per quarter	For achieving less than 100% but greater than 90% of the approved budgeted NAUH pre-tax profit margin.

2	10% per quarter	For achieving a System Composite Balanced Scorecard Grade of an “A” for institutional effectiveness.

	5% per quarter	For achieving a System Composite Balanced Scorecard Grade of a “B” for institutional effectiveness.

Objective 1: successfully achieving the approved NAUH budgeted pre-tax profit margin per quarter as determined and approved by the Board prior to June 1st of each year.

Objective 2: successfully achieving the predetermined quarterly organizational objectives related to institutional effectiveness.

The Additional Quarterly Compensation is based on achieving the organizational objectives for the prior quarter. Additional Quarterly Compensation, if any, will be determined quarterly and paid semi-monthly on the Company’s regular payroll schedule in five (5) equal payroll installments after the calculations can be finalized.

In order to be eligible to earn Additional Quarterly Compensation for a given quarter, the Named Executive Officer must be employed by NAUH or its affiliates during the entire quarter in which the objectives are measured and when the amount of the Additional Quarterly Compensation is determined. No Additional Quarterly Compensation will be paid after employment is terminated. The Board of Directors will be solely responsible for determining whether the objectives for the Additional Quarterly Compensation are satisfied and the amount of any Additional Quarterly Compensation.

Component 3: ANNUAL ACHIEVEMENT AWARD

The final component of the compensation plan will be based on NAUH’s Earnings Before Interest and Taxes (“EBIT”). To the extent that NAUH’s actual EBIT for the fiscal year exceeds NAUH’s budgeted EBIT for the fiscal year, twenty percent (20%) of the excess would be designated for an “Annual Achievement Award.” The total Annual Achievement Award would then be distributed to the Named Executive Officers, with Named Executive Officer receiving     % of the total, up to a maximum of 75% of his/her annual base salary.

Calculations will be based on the annual budget for NAUH, as approved by the Board prior to June 1st, and the final audited financial statements prepared for the fiscal year ending May 31st. The Annual Achievement Award will be paid in six (6) equal payroll installments during normal payroll periods beginning September 1st of each year.

In order to be eligible to earn the Annual Achievement Award for a given year, the Named Executive Officer must be employed by NAUH or its affiliates during the entire year in which the objectives are measured and when the amount of the Annual Achievement Award is determined. No Annual Achievement Award will be paid after employment is terminated. The Board of Directors will be solely responsible for determining whether the objectives for the Annual Achievement Award are satisfied and the amount of any Annual Achievement Award.

GENERAL PROVISIONS

This compensation plan does not create a contract of employment, express or implied, or alter the employment at-will relationship between you and NAUH or its affiliates, including the university. This document is not intended by reason of its distribution to confer any rights or privileges upon you or to entitle you to be or remain employed by NAUH or its affiliates, including the university. The contents of this plan are presented as a guide and as a matter of information only. While NAUH believes wholeheartedly in the plan, it is not a condition of employment and may not be relied upon by you as a contract or other right. The provisions of this compensation plan are subject to change at anytime by the NAUH or its affiliates without any notice and without anyone’s agreement. Further, business conditions, federal and state law, and/or organizational needs are constantly in flux and may require that portions of this document be revised or rewritten.

The Named Executive Officer is subject to the provisions of the National American University Employee Handbook (NAUM 4-0).

Notwithstanding any provision in this compensation plan to the contrary, any portion of the payments and benefits provided under this compensation plan shall be subject to any clawback policy adopted by or applicable to NAUH pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, any Securities and Exchange Commission rule, any applicable listing standard promulgated by any national securities exchange or national securities association, or any other legal requirement.

* * * * *

I acknowledge receipt of a copy of the Named Executive Officer Compensation Plan and further acknowledge that my employment is not governed by any written or oral contract, including this document, and that my employment is considered an at-will arrangement.

Named Executive Officer	Date

Dr. Ronald L. Shape	Date
CEO